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                                                                    Exhibit 3.94

                           ARTICLES OF INCORPORATION

                                       OF

                PHYSICIAN INTEGRATION CONSULTING SERVICES, INC.

                                       I.

     The name of the corporation is: Physician Integration Consulting Services, Inc.

                                      II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

     The name and address in the State of California of this corporation's initial agent for service of process is:

                               Lesley A. Allison
                                3626 Ruffin Road
                        San Diego, California 92138-2807

                                      IV.

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both in excess of the indemnification otherwise permitted by
Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

                                       V.

     This corporation is authorized to issue only one class of shares of stock and the total number of shares which is corporation is authorized to issue is 100,000,000.

     DATED: August 2, 1993.

                                                         /s/ Joshua Weinman
                                                    ----------------------------
                                                    Joshua Weinman, Incorporator